Exhibit 10.1 - Material Definitive Agreement

GENERAL BIO ENERGY INC.
DISTRIBUTOR AGREEMENT
With K.N.D. Feeds Ltd.

Dated: January 12, 2011

Distribution Agreement between General Bio Energy Inc. and K.N.D. Feeds Ltd.	Page 1

DISTRIBUTOR AGREEMENT

THIS AGREEMENT is made this 1st day of January, 2011, by and between General Bio Energy Inc., with its principal place of business located at 1620 McAra Street, Regina, Saskatchewan, S4N 6H6 (the "Company") and K.N.D. Feeds Ltd., of Box 225, Bjorkdale, Saskatchewan, S0E 0E0 (the "Distributor").

NOW, THEREFORE, in consideration of the promises hereinafter made by the parties hereto, it is agreed as follows:

ARTICLE  I

APPOINTMENT OF DISTRIBUTORSHIP

1.  Distribution Right. The Company hereby appoints and grants Distributor the exclusive and non-assignable right to sell the commodities, of the Company, namely canola oil and off-take canola meal ("Commodities"). The distribution right is for the non-exclusive right of worldwide distribution of the Company’s commodities.

2.  Quantities/Prices. All product quantities committed under this agreement and the prices stated are FOB the Company's offices in  Regina, Saskatchewan and are set out in Exhibit A of this agreement. Prices do not include transportation costs which shall be borne by Distributor. Prices do not include federal, provincial or local taxes applicable to the products sold under this Agreement. An amount equal to the appropriate taxes will be added to the invoice by the Company where the Company has the legal obligation to collect such taxes. Distributor shall pay such amount to the Company unless Distributor provides Company with a valid tax exemption certificate authorized by the appropriate taxing authority.

3.  Terms. Terms are as credit is approved, except where satisfactory credit is established in which case terms are net thirty (30) days from date of delivery. The Company reserves the right to revoke any credit extended at the Company's sole discretion. Distributor agrees to pay such invoices when due regardless of other scheduled deliveries. Invoices not paid within thirty (30) days of the invoice date will have one and one half percent (1-1/2%) per month finance charge assessed against the unpaid balance from the date of invoice until the date of payment.

4.  Title to Commodities. The Company hereby reserves a purchase money security interest in each unit of Commodities sold or to be sold under this Agreement and in the proceeds thereof, if Distributor shall have sold to another party prior to Distributor paying Company the purchase price for such commodities as set forth herein, in the amount of such commodities’ purchase price. These interests will be satisfied by payment in full. A copy of this Agreement may be filed with the appropriate authorities at any time after the signature by the Company as a financing statement in order to perfect the Company's security interest. On the request of the Company, Distributor shall execute financing statement(s) and other instruments the Company shall desire to perfect a security interest in the Commodities for its purchase price. Title to the Commodities shall pass to Distributor upon receipt by the Company of payment in full for all amounts due for such commodities.

5.  Competitive Commodities. Distributor agrees not to represent or sell other products which are deemed to be competitive with the Company's commodities unless agreed to by the Company by written notice.

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ARTICLE  II

MARKETING AND SUPPORT

1.  Sales. Distributor shall use its best efforts to promote the sale and distribution of the commodities and to provide adequate support, which may include the following:

(a)  Establishing and maintaining appropriate, attractive and accessible premises and facilities for the display and demonstration of commodities;

(b)  Provide an adequate, trained sales and technical staff to promote the sale and support of the commodities;

(c)  Undertake promotional campaigns and canvas prospective users to stimulate the sales of commodities;

(d)  Provide Company with forecasts every month of its probability requirements for the next six months for commodities, such forecasts to be in such manner and on forms to be specified by Company and agreed to by Distributor.

2.  Advertising. Company may, at its discretion, assist the Distributor on advertising, sales promotion, and public relations campaigns to be conducted.

3.  Training. Company shall furnish training of Distributor's sales and technical representatives at various times and locations as shall be designated for this purpose by Company. Enrollment in training courses shall be limited to a reasonable number of persons who shall be sufficiently qualified to take the courses. Distributor shall pay the salaries and all travel and lodging expenses and subsistence of its representatives.

ARTICLE  III

DELIVERY

1.  Purchase Orders. Distributor shall order commodities by written notice to Company. Each order shall specify the number of metric tonnes to be shipped, the type of commodities to be shipped including all optional features, the desired method of shipment and the designation site. Company shall indicate its acceptance of such release by returning a signed copy to Distributor. Company agrees to ship units to Distributor as close as possible to the delivery schedule set forth in each order as accepted by Company, unless Company otherwise indicates in writing. Company shall not be required to honor any release which: (a) specifies a shipping date earlier than Company's then current delivery schedule for the date such release is received by Company and/or (b) specifies a quantity to be delivered in any one month within the current delivery schedule which is greater than one hundred percent (100%) of the total quantity shipped in the preceding sixty (60) day period.

2.  Product Acceptance. The Company assumes full responsibility for product acceptance by end users.

3.  Shipment. All shipments of commodities shall be made FOB Company's plant and liability for loss or damage in transit, or thereafter, shall pass to Distributor upon Company's delivery of commodities to a common carrier for shipment. Shipping dates are approximate and are based, to a great extent, on prompt receipt by Company of all necessary ordering information from Distributor. Distributor shall bear all costs of transportation and insurance and will promptly reimburse Company if Company prepays or otherwise pays for such expenses. Company shall not be in default by reason of any failure in its performance under this Agreement if such failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, civil disturbance, act of any government, de jure or de facto, or agency or official thereof, material or labor shortage, transportation

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contingencies, unusually severe weather, default of any other manufacturer or a supplier or subcontractor, quarantine, restriction, epidemic, or catastrophe, lack of timely instructions or essential information from Distributor, or otherwise arisen out of causes beyond the control of the Company. Nor shall the Company at any time be liable for any incidental, special or consequential damages.  In the case where the Company  hires transportation, the Company accepts full responsibility for cost incurred thereby.

4.  Delay. Distributor may delay for a period of thirty (30) days upon giving the Company written notice at least fifteen (5) days prior to the scheduled delivery date. In the event distributor delays delivery for more than thirty (30) days with notification as set forth above, or for a period of more than five (15) days written notice, Distributor shall pay to Company, as a service charge, an amount equal to 1/360th of twenty five percent (25%) of the Purchase Price for each day of such delay to be computed from the first day of such delay through the termination of such delay.

5.  Cancellation. Distributor may, at any time prior to the scheduled date of shipment, cancel any or all commodities on order upon giving timely written notice and upon payment of the following cancellation charges for each unit cancelled. The cancellation charges, intended as liquidated damages and not penalties, are as follows:

Number of Days Prior to Scheduled Date of Shipment that Notice of Cancellation is Received by Company:	Cancellation Charges Expressed as a Percentage of Purchase Price:
0-5 days	30%
5-15 days	15%
16-30 days	10%
31 days or more	5%

ARTICLE  IV

PROPRIETARY RIGHTS

1.  Use of Company Name. Company expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, or trade name exclusively licensed to Company, except as specified in this Agreement or as expressly authorized by Company in writing. All advertising and other promotional material will be submitted to Company at least two weeks in advance and will only be used if Company consents thereto, which consent shall not be unreasonably withheld. Company hereby authorizes and requires Distributor's use of the Company's insignia or lettering which will be on the products at the time of the delivery. Company hereby authorizes the Distributor's use of the legend set forth below. The Company shall submit to the Distributor in writing full particulars prior to any use of the authorized legends, on stationery, invoices, promotion material or otherwise, and shall not proceed with such use unless and until the Company's written approval shall have been received.

Authorized legend shall be the following:

General Bio Energy Inc.

If the authorized legend is used on any stationery, invoices, promotion material or otherwise by Distributor, Distributor will, on termination of this Agreement, or upon request of Company, discontinue the use of such legend on any stationery, invoices, promotion material or otherwise and thereafter will not use, either directly or indirectly in connection with its business, such legend or any other names, titles of expressions so nearly resembling the same as would likely lead to confusion or uncertainty, or to deceive the public.

2.  Patent Indemnity. Company agrees, at its own expense, to indemnify, defend and hold harmless each Distributor and its customers from and against every expense, damage, cost and loss (including attorneys' fees incurred) and to satisfy all judgments and decrees resulting from a claim, suit or proceeding insofar as it is based upon an allegation that the commodities or any part thereof furnished by Company or any process which is practiced

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in the customary use of the commodities is or has been infringing upon any patent, copyright or proprietary right, if Company is notified promptly of such claim in writing and given authority, and full and proper information and assistance (at Company's expense) for the defense of same. In case the commodities, or any part thereof, in such suit is held to constitute an infringement and the use of said commodities or part is enjoined, Company shall, in its sole discretion and at its own expense, either procure for the indemnitee the right to continue using said commodities or part or replace or modify the same with nonperformance or capacity or affect its compatibility with the hardware or firmware comprising the commodities thereon.

ARTICLE  V

DURATION OF AGREEMENT

1.  Term. The term of this Agreement shall be for five years from the date hereof, unless sooner terminated. Termination shall not relieve either party of obligations incurred prior thereto.

2.  Termination. This Agreement may be terminated only:

(a)  By either party for substantial breach of any material provision of this Agreement by the other, provided due notice has been given to the other of the alleged breach and such other party has not cured the breach within [e.g., thirty (30) days] thereof; or

(b)  By the Company if: there is an unacceptable change in the control or management of the Distributor; if the Distributor ceases to function as a going concern or makes an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against the Distributor, resulting in an adjudication of bankruptcy; or, if the Distributor fails to pay its debts as they become due and provided due notice has been given by the Company to the Distributor and the Distributor has not cured such breach within thirty (30) days thereof;

(c)  By Company or by the Distributor at the end of the third year of this Agreement, upon the payment by one party to the other of the sum of $1.00 and having given to the other party ninety (90) days advanced written notice of their intention to so terminate;

(d)  Upon termination of this Agreement all further rights and obligations of the parties shall cease, except that Distributor shall not be relieved of (i) its obligation to pay any monies due, or to become due, as of or after the date of termination, and (ii) any other obligation set forth in this Agreement which is to take effect after the date of termination.

ARTICLE  VI

NOTICES

1.  Notice or Communication. Any notice or communication required or permitted hereunder (other than Administrative Notice) shall be in writing and shall be sent by registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth below or to such changed address as any party entitled to notice shall have communicated in writing to the other party. Notices and communications to Company shall be sent to:

1620 McAra Street, Regina, Saskatchewan, S4N 6H6

Notices and communications to Distributor shall be sent to address shown on first page of this Agreement. Any notices or communications to either party hereunder shall be deemed to have been given when deposited in the mail, addressed to the then current address of such party.

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2.  Date of Effectiveness. Any such notice or communication so mailed shall be deemed delivered and effective twenty four (24) hours after mailing thereof in the Dominion of Canada.

ARTICLE  IX

GENERAL PROVISIONS

1.  Relationship of Parties. The relationship between the parties established by this Agreement shall be solely that of vendor and vendee and all rights and powers not expressly granted to the Distributor are expressly reserved to the Company. The Distributor shall have no right, power or authority in any way to bind the Company to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied.

2.  Independence of Parties. Nothing contained in this Agreement shall be construed to make the Distributor the agent for the Company for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other party. The Distributor specifically agrees that it shall have no power or authority to represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent the Company in any manner; that it will solicit orders for products as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement.

3.  Indemnity. The Distributor agrees to hold the Company free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from acts of the Distributor; (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms; or (c) arising from acts of third parties in relation to products sold to the Distributor under this Agreement, including, but not limited to execution of liens and security interests by third parties with respect to any such products.

4.  Assignment. This Agreement constitutes a personal contract and Distributor shall not transfer or assign same or any part thereof without the advance written consent of Company.

5.  Entire Agreement. The entire Agreement between the Company and the Distributor covering the Commodities is set forth herein and any amendment or modification shall be in writing and shall be executed by duly authorized representatives in the same manner as this Agreement. The provisions of this Agreement are severable, and if any one or more such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, under the laws of any jurisdiction, the remaining provisions or portions hereof shall, nevertheless, be binding on and enforceable by and between the parties hereto. Any provisions, terms or conditions of Distributor's Purchase Orders which are, in any way contradicting of this Agreement, except those additional provisions specifying quantity and shipping instructions, shall not be binding upon Company and shall have no applicability to the sale of goods by Company to Distributor.

6.  Applicable Law. This Agreement shall be governed by the laws of the Province of Saskatchewan and is accepted by Company at its Corporate Office in 1620 McAra Street, Regina, Saskatchewan, S4N 6H6. All payments hereunder shall be made at Company's offices at Regina, Saskatchewan. Company's rights granted hereby are cumulative and in addition to any rights it may have at law or equity.

7.  Separate Provisions. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above in the City of Regina in the Province of Saskatchewan this 12th day of January 2011.

GENERAL BIO ENERGY INC. (the Company)

By:  /s/ Cory Turner
Cory Turner, Director

K.N.D. FEEDS LTD. (the Distributor)

By: /s/ Ken Kunz
Ken Kunz. Owner/Operator

Distribution Agreement between General Bio Energy Inc. and K.N.D. Feeds Ltd.	Page 7

EXHIBIT  A

ESTIMATED MINIMUM THRESHOLDS FOR CONTRACTED QUANTITIES and

PRICE LIST FOR CONTRACT TERM

1. . . . . . Pricing To be set at time of order . . . . . . . . . . . . . . . . [Prices Per Metric Tonne]

2. . . . . . 400 Metric Tonnes of Canola Oil per month. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

3. . . . . . 600 Metric Tonnes of off-take Canola Meal per month . . . . . . . . . . . . . . . . . . . .

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